Exhibit 4.8
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the capital stock of National Health Investors, Inc. (the “Company,” “us,” “our” or “we”) is a summary of the rights of our common stock and certain provisions of Maryland General Corporation Law and our articles of incorporation, as amended (our “articles”) and amended and restated bylaws (our “bylaws”), as currently in effect. This description is a summary, does not purport to be complete and is qualified in its entirety by reference to the provisions of our articles and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein, and to the applicable provisions of Maryland law. We encourage you to read our articles and bylaws, and the applicable provisions of Maryland law for additional information.

Authorized Capital

Our articles authorize us to issue up to 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Voting Rights. With respect to all matters upon which stockholders are entitled to vote, except as required by applicable law, the holders of our common stock will be entitled to one vote in person or by proxy for each share of our common stock outstanding in the name of such stockholder on the record of stockholders. The holders of our outstanding common stock do not have the right to cumulate their votes with respect to the election of directors or any other matters. Generally, all matters to be voted on by our stockholders must be approved by a majority of the votes cast on such matter (or by a plurality of the votes cast in the case of an election of directors where the number of candidates nominated for election exceeds the number of directors to be elected) at a meeting of stockholders at which a quorum is present.

Dividends. Subject to applicable law and rights, if any, of the holders of any outstanding class or series of preferred stock having a preference over our common stock with respect to the payment of dividends, dividends may be declared and paid on our common stock from time to time and in amounts as our board of directors may determine.

Liquidation Rights. Upon our liquidation or dissolution or the winding up of our business, whether voluntarily or involuntarily, the holders of our common stock will be entitled to share ratably in all assets available for distribution after payment or provision for the payment of our debt and liabilities and to holders of preferred stock then outstanding of any amount required to be paid to them.

Other Provisions. The holders of our common stock will not be entitled to any preemptive, subscription or redemption rights, and will not be entitled to the benefit of any sinking fund. All outstanding shares of our common stock are fully paid and nonassessable.

Miscellaneous. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Our common stock is listed on the New York Stock Exchange under the symbol “NHI.”

Preferred Stock

Our board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the number of shares constituting any series, and the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption. No shares of preferred stock are currently issued or outstanding.

Preferred stock and the variety of characteristics available for it offers us flexibility in financing and acquisition transactions. An issuance of stock could dilute the book value or adversely affect the relative voting power of our common stock. The issuance of such shares could be used to discourage unsolicited business combinations, for example, by providing for class voting rights which would enable the holder to block such a transaction. Although our board of directors is required when issuing such stock to act based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner which would discourage or prevent a transaction some stockholders might believe is in the Company’s best interests or in which stockholders could or would receive a premium for their shares over the market price. Our board of directors has authority to classify or reclassify authorized but unissued shares of stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and terms and conditions of redemption of stock.

Restrictions on Ownership and Transfer

Our articles contain certain limitations on the number of shares of our stock that any one stockholder may own, which limitations are designed to ensure that the Company maintains its status as a real estate investment trust, or REIT. Our articles provide that any transfer that would cause the Company to be beneficially owned by fewer than 100 persons or would cause the Company to be “closely held” under the Internal Revenue Code of 1986, as amended (the “Code”) would be void. In addition, our articles provide that no person (as defined in the Code) may own directly or indirectly 9.9% or more of our common stock (as adjusted downward in accordance with our articles to take into account shares beneficially owned by “Excepted Holders” (as such term is defined in our articles)). These limitations are referred to below as the “ownership limits.” For purposes of the ownership limits, shares are beneficially owned by the person who is the actual owner or who is treated as the owner of such shares, directly, indirectly or constructively under the Code. The beneficial ownership of shares of common or preferred stock in excess of the ownership limits and any attempted transfer in violation of the ownership limits is void.

Our board of directors has broad powers to prohibit and rescind any attempted transfer in violation of the ownership limits. Our articles provide that any shares owned in violation of the ownership limits will be automatically converted into shares of Excess Stock (as defined in our articles) effective as of the day before the transaction giving rise to the conversion. Upon conversion, shares of Excess Stock will be deemed to be contributed into a trust held for the sole benefit of a tax exempt charitable organization designated by our board of directors. Shares of Excess Stock will carry the same voting rights and rights to distributions and dividends as the shares from which they were converted. However, any distributions or dividends paid on the shares of Excess Stock will be held in the trust and all voting rights with respect to the shares of Excess Stock may be exercised only by the trustee. The trustee may sell shares of Excess Stock provided that any such sale would not result in a violation of the ownership limits. From the proceeds of such sale, the trustee is required to distribute to the record owner of such shares the lesser of (i) the price paid by the record owner for such shares (or, if no consideration was paid by such record owner, the average closing price for such shares for the ten trading days immediately preceding the date the record owner acquired such shares) or (ii) the proceeds receive by the trustee. All remaining proceeds will be distributed to the charitable beneficiary.

Our board of directors has the power to permit persons to own shares in excess of the ownership limits described above (thereby causing such persons to become Excepted Holders) provided that our board of directors believes that our REIT status will not be jeopardized and any such persons enter into Excepted Holder agreements with the Company. The ownership limit with respect to each Excepted Holder will be as set forth in such Excepted Holder’s agreement with the Company.

There are currently no outstanding Excepted Holder agreements. As a result, the ownership limit of our outstanding common stock is 9.9%. This ownership limit may change if we enter into Excepted Holder agreements in the future. Our articles give our board of directors broad powers to prohibit and rescind any attempted transfer in violation of the ownership limit.

Upon demand of the Company, each stockholder must disclose to the Company such information with respect to direct and indirect ownership of stock owned (or deemed to be owned after applying the rules applicable to REITs under the Code) as our board of directors deems reasonably necessary in order that the Company may fully comply with the REIT provisions of the Code. Proposed transferees of stock must also satisfy our board of directors, upon demand, that such transferees will not cause the Company to fall out of compliance with such provisions.

Anti-Takeover Effect of Certain Provisions of our Articles and Bylaws

Meetings of stockholders. Under our bylaws, annual meetings of stockholders are to be held on the date and at the time determined by our board of directors. Special meetings of stockholders may be called by a majority of the directors then in office, the chairperson of our board of directors or our president. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders will be called by our secretary upon the written request of stockholders entitled to cast not less than 25% of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide and Maryland law permits that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth such action and is provided by each stockholder entitled to vote on the matter.

Filling of board vacancies. Vacancies on our board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a vote of the entire board of directors. Each person so appointed will hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation, removal or disqualification.

Amendment of the bylaws. To the fullest extent permitted by the Maryland General Corporation Law, our board of directors has the power at any annual, regular or special meeting (with appropriate notice), to amend, alter or repeal any of our bylaws and to make new bylaws. Our stockholders have the power at any annual or special meeting (with appropriate notice), with the approval of holders of at least a majority of the votes cast at such meeting, to amend, alter or repeal any bylaws of the Company and to make new bylaws.

Advance notice of director nominations and other stockholder proposals. Our bylaws include advance notice provisions specifying procedures, informational requirements and time limitations with respect to stockholder proposals and stockholder nominations of individuals for election to our board of directors at a meeting of stockholders. Failure to comply with these advance notice provisions can result in a stockholder’s director nomination or proposal of other business to not be considered at a meeting of stockholders.

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who is a stockholder of record on the date of the giving of notice required by our bylaws through the date of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice provisions set forth in our bylaws.

With respect to a special meeting of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only at a special meeting of stockholders at which directors are to be elected pursuant to our notice of meeting (i) by or at the direction of our board of directors or (ii) by a stockholder who is a stockholder of record on the date of the giving of notice required by our bylaws through the date of the meeting, who is entitled to vote at the meeting in such election and who has complied with the advance notice provisions set forth in our bylaws.

The purpose of these advance notice procedures is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or business, as well as to permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Ownership limitations. Primarily to protect us against the risk of losing our status as a REIT, our articles contain provisions that limit the ownership by any person of shares of any class or series of our capital stock. These provisions may have the effect of inhibiting or impeding a change in control.

Anti-Takeover Effect of Maryland Law

In addition to certain provisions of our articles and bylaws discussed above, Maryland has adopted a series of statutes which can have an anti-takeover effect and may delay or prevent a takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for our capital stock.

The Maryland General Corporation Law. The Maryland General Corporation Law applies to all Maryland corporations. It imposes a five-year standstill on transactions such as mergers, share exchanges, sales of assets, liquidations and other interested party transactions between Maryland corporations and “interested stockholders” and their associates or affiliates, unless the business combination is approved by the board of directors before the interested stockholder goes above a 10% ownership threshold. Thereafter, the transaction either requires a two-thirds vote of the stockholders other than the interested stockholder and an 80% vote of all stockholders or satisfaction of minimum price standards. Our articles provide that any shares of our stock held by a person identified by our board of directors as a “Current Excepted Holder” and their affiliates are not deemed to be “interested stockholders” for purposes of the Maryland General Corporation Law.

Control Share Acquisitions. The provisions of the Maryland Control Share Acquisition Act provide that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means, subject to certain exceptions, the acquisition of issued and outstanding control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders at which the voting rights of the shares are considered and not approved, as of the date of that meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the articles or bylaws of the corporation. Our articles provide that the voting rights of shares of our stock held by a person identified by our board of directors as a “Current Excepted Holder” and their affiliates are not be governed by the control share provisions of the Maryland General Corporation Law.